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                                                                    EXHIBIT 99.1



                         [WESTPORT RESOURCES CORP. LOGO]

                         WESTPORT RESOURCES CORPORATION
                           410 17TH STREET, SUITE 2300
                             DENVER, COLORADO 80202

               WESTPORT ANNOUNCES CAPITAL BUDGET AND 2002 GUIDANCE

Denver, Colorado - January 4, 2002 - Westport Resources Corporation (NYSE: WRC) today announced its operational and financial guidance for 2002. The company is targeting an average daily production rate between 340 and 370 Mmcfe/d, with an estimated 35% / 65% oil/natural gas ratio. Based on that production rate, and at the company's current debt level and projected staffing, Westport plans to meet the following cost structure per Mcfe in 2002:

               Lease Operating Expense       $0.60 - $0.70
               G&A Expense                   $0.15 - $0.25
               Interest Expense              $0.20 - $0.30
               DD&A Expense                  $1.25 - $1.35

With 2002 price realizations of 88% - 92% of NYMEX prices, a range similar to the previous 12 months, the company expects to report EBITDAX between $225 million and $240 million (assuming average NYMEX prices of $20.00/bbl and $2.75/mcf).

For 2002, the Westport Board of Directors approved a capital budget of $200 million, with approximately 30% planned for exploration and 70% for development. The Board has allocated approximately 47% of the budget to the Gulf of Mexico division, 29% to the Southern division, and 24% to the Northern division. These ratios are subject to change based on drilling expense, unanticipated transaction opportunities, and other factors. The company does not budget for acquisitions, which have historically been a major part of the company's growth strategy, and accordingly the capital budget could be materially affected by such transactions, if any. The company intends to fund its 2002 capital spending with internally generated cash flows.

As previously reported, Westport terminated its oil and gas hedging contracts with Enron Corporation and its affiliates. After eliminating the Enron contracts from the company's hedge portfolio, approximately 20% of Westport's anticipated total production for 2002 is hedged. Of that 20%, approximately 40% of the hedge total is gas and 60% oil. The average floor and ceiling prices for gas hedged in 2002 are approximately $2.95 and $3.25, respectively, and $22.40 and $24.65, respectively, for oil hedged. For 2003, approximately 6% of the company's anticipated total production is hedged. The average floor and ceiling prices for gas hedged in 2003 are approximately $3.00 and $6.50, respectively, and $21.60 and $23.00, respectively, for oil hedged.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS
This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, targets, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no


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assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company's business set forth in the filings of the Company with the Securities and Exchange Commission. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, exploration risk, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, general economic conditions, and the actions or inactions of third-party operators. Estimates included in this press release also assume that the Company will not engage in any material transactions such as acquisitions or divestitures of assets, formation of joint ventures or the sale of debt or equity securities. The Company continually reviews these types of transactions as part of its corporate strategy, and may engage in any of these without notice. The Company does not undertake any obligation to update any forward-looking statements contained in this material.